Exhibit 99.1

Release: IMMEDIATE For: Comtex News Network (Symbol: CMTX)

Contact:	Amber Gordon
agordon@comtex.com
703-797-8011

COMTEX REPORTS FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

New York, NY, November 12, 2008 – Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, today announced financial results for the quarter ended September 30, 2008.

For the quarter ended September 30, 2008, Comtex’s revenues were $1.66 million, down from $1.85 million for the quarter ended September 30, 2007.  The Company reported $31,000 of operating income and net income of $25,000, or $0.00 per share for the first quarter of fiscal 2009, compared to $307,000 of operating income and net income of $242,000, or $0.02 per share for the quarter ended September 30, 2007.  The decrease in revenue was primarily due to the realization of approximately $181,000 of prior years’ revenue in last year’s first quarter, plus business consolidations among certain Comtex clients.  The decrease in operating and net income is primarily due to the same realization of prior years’ revenue plus the reversal of accrued expenses related to a legal settlement of approximately $61,000 – both of which occurred in the quarter ended September 30, 2007.

For first quarter fiscal 2009, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was approximately $61,000 compared to $331,000 for the first quarter of the previous fiscal year. The decreased EBITDA was due to the collection and recognition of revenue from prior periods and the reversal of accrued expenses related to a legal settlement discussed above.

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information.  Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms.  With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day.  Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time.  Comtex now also provides several SmarTrend Alert products to consumers, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.

SmarTrend® is a registered trademark of Comtex News Network, Inc.

FINANCIAL TABLE FOLLOWS

More …

Comtex Announces First Quarter FY 2009 Financial Results November 12, 2008	Page 2

Comtex News Network, Inc. Selected Financial Data (amounts in thousands, except per share amounts)

	Three Months Ended
	September 30
	(unaudited)
	2008	2007
Revenues	$1,662	$1,856
Operating Income	31	307
Net Income	$25	$242
Earnings Per Share,
Basic and Diluted	$0.00	$0.02
Weighted Avg. # Shares,
Basic	15,294	15,294
Diluted	15,562	15,462

Reconciliation to EBITDA:
Net Income	$25	$242
Stock Based Compensation	-	3
Depreciation and Amortization	29	21
Interest/Other (Income) Expense	(5)	61
Income Taxes	12	4
EBITDA	$61	$331

Please Note:  EBITDA consists of earnings before stock-based compensation, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by U.S. generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry.  Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also Please Note:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.  These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes.  Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #